Merrill Lynch Dragon Fund, Inc.

File No. 811-6581

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2000, Merrill Lynch Dragon Fund, Inc. (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Emerging
Tigers Fund, Inc. (the "Emerging Tigers Fund"), File No.
811-7135.

On January 20, 2000, the Boards of Directors of the
Registrant and the Emerging Tigers Fund approved an Agreement and Plan of Reorganization (the "Agreement"), pursuant to which the Registrant would acquire substantially all of the assets and assume substantially all of the liabilities of the Emerging Tigers Fund in exchange solely for an equal aggregate value of newly issued Class
A, Class B, Class C and Class D shares of the Registrant
("the Reorganization").  In approving the Agreement, the
Emerging Tiger Fund's Board of Directors also approved the subsequent deregistration, dissolution and liquidation of the Emerging Tigers Fund.

In connection with the Reorganization, on February1, 2000, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-95885 and 811-6581) (the "N-14
Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Emerging Tigers Fund. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on March 22, 2000, and the N-14 Registration Statement as so amended became effective with the Commission on that date.

The shareholders of the Emerging Tigers Fund approved the Reorganization at a special meeting of shareholders on May 10, 2000. On May 19, 2000 (the "Reorganization
Date"), pursuant to the Agreement, the Emerging Tigers
Fund transferred assets valued at $41,294,281.70 to the Registrant and received in exchange 3,827,965.725 newly-issued Class A, Class B, Class C, and Class D shares of the Registrant comprised of 2,811,068.735 Class A shares, 659,140.345 Class B shares, 196,009.672 Class C shares and 161,746.973 Class D shares. Such shares were then distributed to the shareholders of the Emerging Tigers Fund on that date in proportion to each shareholder's interest (by Class) in the assets transferred. The Emerging Tigers Fund ceased offering its shares as of the Reorganization Date.

An Application for Deregistration on Form N-8F will be filed by the Emerging Tigers Fund with the Securities and Exchange Commission.